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                                                                   EXHIBIT 10.10


December 14, 1998



Mark Zaleski
Jan Moorkensstraat, 48
B-2600 Berchem (Antwerp) - Belgium

Dear Mark:

We are very pleased to extend you an offer to serve as the President of Webvan - Bay Area and COO for Intelligent Systems for Retail, Inc. ("ISR").

We at ISR believe that your skills, experience, and personal attributes will enable us to be a leader in the development of this internet commerce company.

This letter serves as an offer of employment to you from ISR. The terms of the offer supersede all prior oral and written communications between you and ISR or any representative thereof. If the terms below are acceptable, please sign and return one copy of the letter to accept our offer of employment.

POSITION

Your job title will be President of Webvan - Bay Area & COO of ISR.

EFFECTIVE DATE

Your first date to report to work at ISR, 1241 E. Hillsdale Blvd., Suite 210, Foster City, CA 94404, will be on December 14, 1998.

DUTIES

You will report to Louis H. Borders, President & CEO of ISR. You will have full P&L responsibilities for Webvan operations.

You will also be a member of the Executive Team with responsibility for determining the long term direction and goals of ISR, and for developing strategies and tactics to meet those goals, along with all other duties as assigned.



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SALARY

Your salary shall be $25,000.00 per month. This salary shall be paid bi-weekly. Your salary shall be reviewed each January on an annual basis in accordance with review procedures established by the ISR Associate Handbook.

Within 90 days of your Commencement Date, by written notice to ISR, you may elect to reduce your future salary to $20,833.33 per month from $25,000.00 per month. If you make such election, you will be granted an additional option to purchase 50,000 shares of Common Stock at an exercise price equal to the fair market value (not to exceed 15% of the Preferred Stock price) of the Common Stock at the date of grant. The vesting schedule and other terms of the option will be the same as those for your 631,560 share grant.

MONTHLY ALLOWANCE

In addition, ISR will pay you $4,000.00 per month, included as part of your base salary to help cover miscellaneous monthly expenses.

INCENTIVE PLAN

You shall be granted an incentive stock option (the "Option") to purchase 631,560 shares of ISR's common stock (based on 42,104,000 fully deluded shares outstanding as of September 2, 1998) at an exercise price based on the company's fair market value, which will be determined by the Board of Directors as of your employment commencement date. The Option shall vest at the rate of 25% of the shares subject to Option at the end of twelve months and at the rate of 6.25% of the shares subject to Option each three months thereafter, so that 100% of the Option shall be vested after four years, subject to your continued full-time employment with the Company as of each vesting date. Except as specified herein, the Option is in all respects subject to the terms and conditions of the 1997 Stock Plan (the "Stock Plan") and standard form of option agreement (the "Option Agreement"). ISR agrees that it will, from time to time, review in good faith your equity ownership in ISR for the purpose of determining whether the dilutive effect of stock awards and stock sales by ISR on your ownership position justifies additional option grants to you.

BENEFITS

Except as provided below, you will receive the standard benefits for full-time Associates at ISR. These standard benefits are listed and explained in the ISR Associate Handbook, administered via TriNet Employer Group. A copy of the policies and benefits section of the handbook will be provided for your information. Notwithstanding the foregoing, you will be entitled to annual vacation of four (4) weeks per year. You



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agree and acknowledge that you will not be eligible for a sabbatical under the
Company's sabbatical program.

In addition, ISR makes available a 401(k) plan to all employees at the beginning of the month following Employee's date of hire. Eligible Employees may elect to contribute up to 15% of their salary to the 401(k) plan, subject to the legal maximum per year. The company will match 100% of the first $500 and 25% thereafter up to a maximum Employer match of $2,000 per year of qualifying Employee contributions. Further details will be provided in the 401(k) Plan Handbook at the time of enrollment.

HOUSING LOANS

Upon accepting our offer of employment, ISR will loan you up to $200,000 to be used as the down payment on a house in the Bay Area. In order to ensure that the loan can be tax and interest free, you agree to sign a loan agreement which will include such terms as necessary to qualify the loan as an "Employee-Relocation Bridge Loan" (as that term is defined under proposed Treasury Regulation 1.7872-5(c)(1)(ii)). The loan will become due and payable on the earlier of (i) one year after the date upon which the loan is made by the Company, or (ii) 15 days after the date of close of your current residence.

Upon the close on the sale of your current residence, ISR will loan you an amount, up to $200,000. This loan will have a term of 36 months and have an interest rate (compounded semi-annually) equal to the minimum applicable federal rate (as published by the Internal Revenue Service). The principal and interest on the loan are due and payable at the end of the loan term. However, both the principal and interest may be prepaid by you with no penalty.

RELOCATION ALLOWANCE

You will receive a relocation allowance of up to $75,000.00. This relocation allowance shall not exceed $75,000.00 and is based on actual expense receipts. This allowance includes all closing costs and moving, travel (and family travel) and lodging (prior to moving) expenses, as well as all residential deposit fees in your current location.

NON-DISCRIMINATION

ISR is an equal-opportunity employer, and will not discriminate against its employees or applicants in any employment decision or practice because of race, color, religion, sex, national origin, marital status, pregnancy, age, ancestry, physical handicaps, or medical condition.



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PROPRIETARY INFORMATION

You will be required, as a condition of employment, to sign a Proprietary Information Agreement. A sample Proprietary Information Agreement is attached hereto.

OUTSIDE WORK

All ISR Associates are expected to devote their full energies, efforts, and abilities to their employment. Accordingly, full-time Associates are not permitted to accept outside employment on a full-time or part-time basis without first obtaining their supervisor's written approval.

AT-WILL EMPLOYMENT

The relationship between you and ISR will be for an unspecified term and will be considered at will. No employment contract is created by the existence of any policy, rule or procedure in the ISR Associate Handbook, any ISR document, or any verbal statements made to you by representatives of ISR. Consequently, the employment relationship between you and ISR can be terminated at will, either by you or ISR, with or without cause or advance notice.

In the event that your employment with ISR is terminated (i) by the Company without "cause" or (ii) by you for "good reason" (as such terms are defined below), ISR agrees that you will receive six months salary and benefits as severance. In addition to this six month severance package, you will continue to receive full salary and benefits for a period of up to another 12 months or until subsequent employment is obtained. In addition, in such event the unvested portion of the Option shall vest and become exercisable to an additional extent as though you had remained employed for a period of 12 months following such termination.

For purposes of this offer of employment, the terms "cause" and "good reason" shall be defined as follows:

"Cause" shall mean: (i) willful and continued failure to perform substantially all of your duties with the Company (other than a failure resulting from your incapacity due to physical or mental illness), which failure has continued for a period of at least twenty (20) days after a written notice of demand for substantial performance has been delivered to you specifying the manner in which you have failed to substantially perform; (ii) willful engagement in conduct with regard to the Company or its business which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iii) your conviction of, or pleading of nolo contendere to a felony (other than solely a traffic violation, but not excluding other felonies resulting from such violation). No act, nor failure to act, on your part shall be considered "willful" unless you have acted or failed to act, with an absence of good faith and without a reasonable belief that your



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action or failure to act was in the best interests of the Company. Any termination for cause shall procedurally be done as follows: a termination for cause shall be evidenced by a resolution adopted in good faith by two-thirds (2/3) of the Board of Directors of the Company (the "Board") that you performed one of the acts specified above; provided, however, that no termination of your employment shall be for cause unless (x) there shall have been delivered to you a copy of a written notice setting forth the acts (or failures to act) by you that give rise to a finding of cause and (y) you shall have been provided an opportunity on at least seven (7) days' notice to be heard by the Board (with the assistance of you if you so desire). For this purpose, the term "Company" shall include the Company and its subsidiaries.

"Good Reason" shall mean the occurrence of any of the following without your express written consent:

        (i) the assignment to you of any duties materially inconsistent with you current position, duties, responsibilities or status with the Company, or a material change or a substantial diminution in your then current authority, reporting responsibilities, titles or offices.

        (ii) a reduction by the Company in your base salary, unless such reduction is part of and consistent with a good faith management-wide or Company-wide cost cutting program, and then only if the percentage of your reduction is no greater than that of the other management personnel;

        (iii) a relocation of you to an office located anywhere other than within fifty (50) miles of your primary residence or away from the Company's executive offices, except for required travel on the business of the Company or any of its subsidiaries to an extent substantially consistent with your then current business travel obligations;

        (iv) the failure by the Company or any of its subsidiaries to continue in effect any compensation plan or benefit plan provided by the Company or any of its subsidiaries in which you are then participating, unless there shall have been instituted a replacement or substitute plan providing comparable benefits or unless such failure is part of and consistent with a good faith benefit discontinuance applicable to all of the management personnel of the Company and then only if the scope of the discontinuance with respect to you is no greater than that of the other management personnel;

        (v) the failure of the Company to obtain (and deliver to you) an agreement from any successor to the Company to assume and agree to perform this Agreement. The Company shall use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all



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        or substantially all of the businesses or assets of the Company to expressly assume and agree to perform this Agreement;

        (vi) the material breach by the Company of any material provision of this offer of employment that remains uncured for thirty (30) days after written notice thereof has been given by you to the Company; or

        Any notice of termination of employment by you for "good reason" shall be given within one hundred eighty (180) days after the occurrence of the "good reason."

PERSONNEL POLICIES

ISR has an Associate Handbook. The policies in the Associate Handbook govern the relationship between ISR and its Associates. The policies are hereby incorporated by reference. Acceptance of this offer binds the offeree to follow the policies.







We look forward to your favorable consideration of this offer and to the commencement of a long and rewarding relationship.

Sincerely,

/s/ LOUIS H. BORDERS

Louis Borders
ISR, President & CEO



I hereby acknowledge that I have reviewed the terms and conditions of this offer of employment and have had the opportunity to consult with counsel. I hereby accept the offer of employment upon the terms and conditions contained in this letter.



Accepted: /s/ MARK X. ZALESKI                             Date:
         ---------------------------                           -----------------
              Mark Zaleski



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PERSONAL GUARANTEE

As an additional guarantee to this Offer Letter, I, Louis H. Borders, hereby personally guarantee the following: all loans specified in the Housing Loans of this Offer Letter, and the severance pay as specified in the second paragraph of the At-Will Employment section.


                                            /S/ LOUIS H. BORDERS
                                            --------------------------  --------
                                            Louis H. Borders              Date



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